UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014
Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Graham Weston, Chairman of Rackspace Hosting, Inc. (“Rackspace”), has entered into a written stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Rackspace's insider trading policy. Pursuant to the trading plan, Weston may purchase up to $2,500,000 worth of shares in Rackspace over the next year as part of his individual investment strategy. Any purchases made under the trading plan would be in addition to the 58,480 shares purchased by Weston in the open market on November 18, 2014 at an average price of $42.752 per share, making his total potential additional investment in Rackspace approximately $5,000,000. Prior to the recent purchases, Weston beneficially held 13.2% of the outstanding common stock of Rackspace. Purchases under the trading plan may commence on the first day of Rackspace's next open window, currently scheduled to open in early to mid-February 2015.

Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information and allows the insiders to trade in accordance with their trading plans, regardless of any subsequent material non-public information they receive. Mr. Weston will report transactions made pursuant to his plan to the Securities and Exchange Commission as required pursuant to Rule 16(b) of the Exchange Act. Except as required by law, Rackspace does not undertake to report Rule 10b5-1 trading plans by other Rackspace officers or directors or to report modifications, transactions or other activities under Rule 10b5-1 trading plans or the similar plans of any other officer or director.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.
Date:	November 20, 2014	By:	/s/ Karl Pichler
Karl Pichler
Chief Financial Officer and Treasurer